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                                                                    Exhibit 99.1


                                                             Contact: Brock Hill
                                                                  (626) 535-1932



                COAST LITIGATION TRUST ANNOUNCES CHANGE IN DATE
       FOR ORAL ARGUMENT ON MOTION AND CROSS-MOTION FOR SUMMARY JUDGMENT

          PASADENA, California, October 3, 2000 - The Coast Federal Litigation Contingent Payment Rights Trust (the "Trust") (NASDAQ:CCPRZ) announced today that, in connection with Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation") in the United States Court of Federal Claims (the "Claims Court")), the oral argument on the government's motion and Coast Federal's cross-motion for summary judgment scheduled for October 11, 2000 had, by Order dated October 2, 2000 of Judge Hewitt of the Claims Court, been rescheduled for October 20, 2000 at 9:00 a.m. in the National Courts Building, 717 Madison Place N. W., Washington, DC 20005.

          The Trust also announced today that on September 27, 2000, the government filed with the Claims Court its reply memorandum in support of its motion for summary judgement, and that Coast Federal has been granted until October 6, 2000 to file its reply in support of its cross-motion for partial summary judgment.

          The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc. ("Coast Savings"), merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##